                                                                    Exhibit 10.1


                           LEASE TERMINATION AGREEMENT

THIS AGREEMENT is executed effective the 26th day of April, 2002, by and between CPT Operating Partnership, L.P. ("CPT"), whose address is 3300 PGA Boulevard, Suite 750, Palm Beach Gardens, FL 33410, and Wackenhut Corrections Corporation ("WCC"), whose address is 4200 Wackenhut Drive, Palm Beach Gardens, FL 33410.

WHEREAS, CPT is the owner of the premises known as the Jena Juvenile Justice Center and land consisting of approximately One Hundred (100) acres located at 830 Pine Hill Road, Jena, Louisiana 71342 (the "Premises"), as further shown and delineated on Exhibit "A"; and

WHEREAS, CPT and WCC have previously entered into a lease agreement (the "Lease") wherein WCC agreed to lease the Premises from CPT for a period of ten
(10) years upon terms and conditions set forth in the Lease; and

WHEREAS, WCC no longer requires the use of the Premises for its business purposes and would benefit from the sale of the Premises by CPT to a third party and the termination of the Lease; and

WHEREAS, the sale of the Premises by CPT to a third party is in the best interest of CPT and WCC; and

WHEREAS, CPT has entered into, or is about to enter into, an agreement with the State of Louisiana for the sale and purchase of the Premises (the "Purchase Agreement"), a copy of which is attached hereto as Exhibit B; and

WHEREAS, WCC has reviewed and approved the Purchase Agreement; and

NOW, THEREFORE, in consideration of benefits mutually exchanged and received, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. In the event CPT sells the Premises to the State of Louisiana or an associated state agency or division (the "State") for $14,500,000, upon the terms and conditions contained in the Purchase Agreement or upon terms and conditions otherwise agreed to by CPT and WCC, WCC shall pay to CPT the difference between the net proceeds received at closing from the State of Louisiana and the sum of $15,500,000.

2. WCC hereby waives any and all Rights of First Refusal contained in Article XII of the Master Agreement to Lease between CPT Operating Partnership and WCC, dated April 28, 1998, relating to or arising from the contemplated sale of the Premises to the State of Louisiana.

3. WCC agrees to provide CPT full access to the Premises for the purpose of fulfilling CPT's obligations under the proposed sale of the Premises to the State of Louisiana, and to take any further reasonable action that may be necessary to facilitate CPT's sale of the Premises to the State of Louisiana as stated under the Purchase Agreement.

4. WCC hereby grants CPT the right to include any and all furniture, fixtures and equipment (FF&E) that may be present at the Premises in its sale of the Premises to the State of Louisiana and agrees to waive any rights of ownership or possession of such FF&E with respect to such sale.

5.   WCC and CPT mutually represent and warrant as follows:

         i. Authorization and Approvals. The execution, delivery, and performance by WCC and CPT of this Agreement and the consummation of the transactions contemplated hereby are within WCC's and CPT's powers, have been duly authorized by all necessary corporate action, do not contravene (i) WCC's and CPT's organizational documents and corporate resolutions or (ii) any law or any contractual restriction binding on or affecting WCC and CPT, and no consent, authorization or approval or other action by, and no notice to or filing with, any other party or governmental authority is required for the due execution, delivery and performance by WCC and CPT of this Agreement or the consummation of the transactions contemplated by this Agreement.

         ii. Enforceable Obligations. WCC and CPT have duly executed and delivered this Agreement. This Agreement is the legal, valid, and binding obligation of WCC and CPT enforceable against WCC and CPT in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally.

6. WCC shall pay to CPT a Lease Termination Fee of Two Million Five Hundred Thousand Dollars ($2,500,000) upon the date of closing of the sale of the Premises to the State as consideration for termination of the Lease with CPT.

7. CPT and WCC agree that the Lease will be terminated effective the date of the closing of the sale of the Premises to the State and that CPT will file any and all necessary or requested documentation of such Lease termination with the proper authorities.

8. WCC, on behalf of itself, its successors and assigns, agrees to indemnify and make CPT whole with respect to any and all losses, liabilities, obligations, claims or litigation of any sort or description whatsoever incurred by CPT, arising from or related to the sale of the Premises to the State or the provisions set forth in the Purchase Agreement.

9. WCC agrees and acknowledges that it shall be responsible for and shall reimburse CPT on a monthly basis for all costs and expenses incurred by CPT relative to the conveyance of the Jena facility to the State of Louisiana. WCC's obligation to CPT shall commence upon execution of this Agreement and shall continue throughout the course of negotiations and eventual closing. This obligation is not contingent upon the closing of the Jena facility and, notwithstanding a termination of the Purchase Agreement by Louisiana, WCC shall remain obligated to CPT for all costs and expenses attendant to the proposed transaction. CPT will use its best efforts to minimize these closing costs and expenses.

IN WITNESS WHEREOF, the Parties have executed this Agreement and hereby represent and warrant that they are duly authorized officers of their respective companies and have been given the authority to sign this document and legally bind their respective companies, effective the date first set forth above.

WITNESS:                               CPT OPERATING PARTNERSHIP, L.P.



/s/ Amber Martin                       /s/ Charles R. Jones
---------------------------------      -----------------------------------------
                                       By: Charles R. Jones, President and CEO
                                       Correctional Properties Trust,
                                       General Partner


WITNESS:                               WACKENHUT CORRECTIONS CORPORATION



/s/ Amber Martin                       /s/ John J. Bulfin
---------------------------------      -----------------------------------------
                                       By: John J. Bulfin, Senior Vice President
                                       General Counsel





                                     - 3 -